Exhibit 99.1

Permian Basin Royalty Trust

News Release

PERMIAN BASIN ROYALTY TRUST
ANNOUNCES JANUARY CASH DISTRIBUTION

     DALLAS, Texas, January 20, 2004 – Bank of America, N.A., as Trustee of the Permian Basin Royalty Trust (NYSE – PBT), today declared a cash distribution to the holders of its units of beneficial interest of $0.064598 per unit, payable on February 13, 2004, to unit holders of record on January 30, 2004.

     This month’s distribution increased from the previous month primarily due to increased production in the Texas Royalty Properties and slightly higher oil prices. Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 65,767 bbls and 306,620 mcf. The average price for oil was $28.13 per bbl and for gas was $4.37 per mcf. This would primarily reflect production for the month of November. Capital expenditures were approximately $70,168. These numbers provided reflect what was net to the Trust.

     For more information on Permian Basin Royalty Trust, please visit our website at www.pbt-permianbasintrust.com.

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Contact:	Ron E. Hooper Senior Vice President Bank of America, N.A. Toll Free – 877.228.5085